[LOGO] AMERISERVE


For immediate release

For additional information contact:

Stan Szlauderbach  (972) 364-2238

           AmeriServe Issues Statement in Response to Dow Jones Story

         DALLAS (March 31, 2000) - AmeriServe Food Distribution, Inc., in responding to the story yesterday by Dow Jones reporter Richard Gibson regarding Burger King ending its relationship with AmeriServe, issued the following statement:

AmeriServe has numerous contracts with Burger King franchisees, the majority of which state that they expire on May 15, 2000. AmeriServe continues to discuss with Burger King's franchisees and Restaurant Services Incorporated (RSI), a Burger King franchisee cooperative, their continued involvement with AmeriServe. At this time no formal decisions have been reached. AmeriServe believes that there will be a substantial or possibly complete reduction in the number of Burger King restaurants served by AmeriServe in the coming months.

The company further states its Debtor In Possession (DIP) credit facility is not conditioned upon the status of the Burger King franchisee agreements. This credit facility continues to be available subject to ongoing budget approvals.

AmeriServe Food Distribution, Inc. filed for Chapter 11 reorganization on January 31, 2000.

AmeriServe, headquartered in Addison, Texas, a suburb of Dallas, is the nation's largest distributor specializing in chain restaurants, serving leading quick service systems such as Burger King, Chick-fil-A, KFC, Long John Silver's, Pizza Hut and Taco Bell.

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